June 20, 2005
Mail Stop 0305

Via U.S. Mail and Facsimile

Susan M. Atkins
Chief Financial Officer
Impreso, Inc.
652 Southwestern Boulevard
Coppell, Texas 80401

   RE:	Impreso, Inc. (the "Company")
	Form 10-K for the fiscal year ended August 31, 2004
	Filed December 14, 2004
	File No. 000-29883

Dear Ms. Atkins:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief
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Richard Dutkiewicz
New World Restaurant Group, Inc.
April 8, 2005
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